Exhibit 99

MEREDITH CORPORATION
FISCAL 2014 FIRST QUARTER
INVESTOR CONFERENCE CALL

Mike Lovell

Good morning and thanks everyone for joining us. We’ll begin the call this morning with comments from Chairman and Chief Executive Officer Steve Lacy. Then we’ll turn the call over to questions. Also on the line this morning are Chief Financial Officer Joe Ceryanec, National Media Group President Tom Harty; and Local Media Group President Paul Karpowicz.

An archive of today’s discussion will be available later this afternoon on our investor website, and a transcript will follow. Our remarks today include forward-looking statements, and actual results may differ from forecasts. Some of the reasons why are described at the end of our news release issued earlier today, and in some of our SEC filings. With that, Steve will begin the presentation.

Steve Lacy

Good morning everyone. I hope you have seen our news release issued earlier today detailing our fiscal 2014 first quarter results. I am pleased to report a strong start to our fiscal 2014. Here are a few of our first-quarter highlights:

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First, we delivered total company earnings per share of $0.53. We’re very pleased with this performance considering it’s just two cents less than the prior year quarter, which included $12 million - or $0.16 per share - of high-margin political advertising revenues.

•	We delivered revenue growth broadly across our media business portfolio, with total company revenues growing 1 percent.

†	National Media Group advertising, circulation and brand licensing revenues all grew compared to the prior-year period.

†	Our Local Media Group delivered record revenue for a fiscal first quarter, spurred by growth in non-political advertising, retransmission fees, and Meredith Video Studios.

†	Companywide digital advertising revenues increased 12 percent to a record high for a fiscal first quarter.

Stepping back for a moment to look at the current media and marketing environment, we see several encouraging trends:

First, National Media Group advertising revenues continue to strengthen. They increased 1 percent in the quarter, a significant improvement over the prior-year period results.

Second, non-political advertising at our television stations continues to grow. Revenues increased 3 percent in the quarter, and that’s on top of 5 percent growth in the year-ago period. Local television continues to prove its unique ability to drive consumers into retail establishments. We’re also seeing strengthening demand heading into the upcoming holiday shopping season.

Third, consumer engagement with both our National and Local Media brands is stronger than ever. Our national magazine audience stands at an impressive 115 million, and our direct mail and online subscription solicitations are generating strong responses. Our television stations, which reach about 10 percent of U.S. TV households, are also experiencing ratings growth. Our licensed products at retail continue to post strong sales, and our syndicated television programing recently secured national cable distribution.

Fourth, metrics for our digital activities are at record levels. Our online audience climbed to an all-time high of more than 55 million monthly unique visitors in the quarter, bolstered by continued growth in our tablet audience, as well as strong engagement across social media and our mobile apps. We also posted record digital advertising revenues for a fiscal first quarter. Digital advertising revenues now account for 11 percent of total company advertising revenues, and represent nearly 15 percent of advertising revenues in our National Media Group.

Finally, our diverse and multi-platform business model continues to generate strong and sustainable cash flow, resulting in increased shareholder value. We generated more than $170 million of cash flow from operations during the trailing 12-month period. Over that time, we’ve returned approximately half of that cash to shareholders in the form of dividends and share buybacks - in-line with our very successful Total Shareholder Return strategy.

Now let’s review our progress in more detail, starting with our National Media Group.

OPERATING GROUP DISCUSSIONS

NATIONAL MEDIA GROUP

Fiscal 2014 first quarter results were characterized by revenue growth across most business activities in the National Media Group.

Beginning with an update on advertising:

•	Food, our largest category, grew in the mid-single digit range.

•	Prescription and non-prescription drugs, which together account for our second-largest category, were up strongly over the prior year - reversing recent declines.

•	The direct response and financial services categories were stronger as well.

•	Our share of total magazine industry advertising revenues grew to 11 percent, according to the most recent data available from Publishers Information Bureau.

Looking ahead, we’re excited about next month’s launch of the Allrecipes magazine, the media industry’s first major print extension of a digital brand. It will begin with a rate base of 500,000 and a frequency of six times a year. Advertiser interest has been brisk, with companies such as Procter and Gamble, Hershey and General Motors among the first to commit.

Additionally, we’re pleased with increased marketer response to our innovative Meredith Sales Guarantee. As you may recall, this program uses independent Nielsen Homescan data to prove that advertising in Meredith magazines increases retail sales for our advertising clients. We’ve doubled the number of brands in the program over the prior year to 26, attracted by the average 10 percent sales lift and the 8 to 1 return on investment experienced by the year one participants.

Turning to digital advertising, as I mentioned, revenues grew 10 percent in the National Media Group, the 7th-straight quarter of strong year-over-year growth. Our performance is being driven by three major factors:

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First, we are growing our digital audience. This results in more page views, and more advertising inventory to monetize. Traffic to our National Media Group websites averaged nearly 50 million monthly unique visitors in the fiscal first quarter. Today the Meredith Women’s Network is the No. 3 ranked network in the important women’s lifestyle category, according to comScore.

•	Second, our increased scale is opening opportunities to non-endemic advertising categories, including financial services and technology.

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Third, our video and mobile initiatives are resonating with consumers and advertisers alike. We’re now delivering approximately 14 million video views each month, and traffic from mobile devices is up sharply as well.

Turning to circulation, revenues were slightly higher in the first quarter of fiscal 2014 due primarily to growth in subscription revenues, particularly at our parenthood brands - Parents, FamilyFun and Family Circle - partially offset by lower newsstand revenues.

We recently increased the rate base of EatingWell magazine to 750,000, more than double its circulation compared to when we acquired the brand two years ago. We’re particularly pleased that EatingWell’s success earned it a place among Advertising Age’s A-List, which was announced earlier this week. Ad Age cited EatingWell’s 50 percent growth in advertising pages this calendar year, record newsstand sales and EatingWell’s fast-growing licensing activities.

Additionally in fiscal 2014 we will expand our Hispanic media footprint, increasing the rate base of Espera - our Spanish language title for expecting moms - by 25 percent to 500,000.

Additionally, we continue to execute our successful transition of magazine subscription sales from direct mail to online. We generated 1.2 million digital orders for print magazine subscriptions in the first quarter of fiscal 2014, up 7 percent from a year ago. We’re now receiving about a third of our net orders from digital sources. We realize an estimated $5.00 in incremental operating profit per each digital order over the average life of a subscription because it lowers our subscription acquisition costs, and also increases our ability to up-sell and cross-sell other products at digital checkout.

As I’ve mentioned on prior calls, Meredith Xcelerated Marketing experienced reductions in programs from certain clients in calendar 2012. We’re beginning to lap that performance, and performance is strengthening in calendar 2013, driven by renewals of all major clients, program expansions and new business wins. We expect to deliver profit growth from Meredith Xcelerated Marketing in calendar 2013.
I’ll close the National Media Group discussion this morning with an update on our brand licensing activities, where revenues increased more than 10 percent compared to the prior-year period. Results are being driven by three factors:

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First, strong sales of our Better Homes and Gardens branded products at Walmart stores across the country. The line of Better Homes and Gardens licensed products continues to be well-received by the retail consumer, particularly products in the home décor, and bed and bath categories.

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Second, we’re experiencing nice growth from our Better Homes and Gardens Real Estate program with Realogy. The network of franchise brokers is now represented in 26 states by more than 8,000 agents. We are benefitting from a stronger national housing market.

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Third, we’re seeing growth in our international footprint. We recently launched a localized version of Allrecipes.com in Italy, as well as the Better Homes and Gardens, Parents, More and Fitness brands in Turkey. Localized editions of our brands are now available in 25 countries.

Our brand licensing business was recently ranked No. 4 in the world by Global Licensing, alongside such well-known names as Disney and Hasbro. Global Licensing is currently working on a major story on our industry-leading licensing business for an upcoming issue.

LOCAL MEDIA GROUP
Turning to our Local Media Group, we delivered record revenue performance for any fiscal first quarter, with total revenues up 3 percent and non-political advertising revenues up 3 percent as well.
Advertising growth was driven by the automotive category - our largest - as well as the telecommunications and food categories. Automotive advertising has now increased in 14 of the last 15 quarters. We believe there is pent-up consumer demand for new cars, as the average age of a U.S. car or light truck on the road is currently at a record high of 11.4 years, according to recent data from R.L. Polk and Associates.
Looking at ratings, we continued to strengthen our connection with viewers, with our stations in Hartford, Portland and Saginaw reaffirming their significant market leadership in news in the July ratings period. Hartford and Portland were also No. 1 in sign-on to sign-off in their respective markets.

Turning to our digital initiatives, advertising revenues from our Local Media websites rose 25 percent, driven by efforts to grow and better monetize our audience. We continue to prioritize mobile initiatives due to strong growth in user demand, particularly when it comes to weather and top news stories. We’re working to monetizing that traffic by:

•	First, shifting more of our advertising focus to mobile from the digital desktop, and selling that inventory at premium rates;

•	Second, completing the rollout of station-specific apps across the group; and

•	Working with our industry peers to develop standards to support the rollout of mobile over-the-air television.
The Better Show, our daily nationally-syndicated lifestyle television program, began airing in nearly 90 million households via the Hallmark Channel in September. We’re excited about our new agreement with the Crown Media Family because it gives The Better Show a national cable distribution platform. While it is still early, we’re receiving great viewer and advertiser response to the show on the Hallmark Channel. Additionally, The Better Show - now in its seventh season in syndication - is available in 160 local markets, and renewals continue to be robust and enthusiastic. We will launch a weekly Allrecipes-branded cooking segment on the show next month, where we will aggressively promote our new Allrecipes magazine.

In addition, Meredith Video Studios continues to grow its branded entertainment custom video creation business for large retail clients as well. For example, it will soon launch a new program for Kmart for the upcoming holiday retail season shortly. Additionally, it has secured a major expansion of its content creation and product promotion business with Mohawk Carpets.

I’ll close the Local Media Group discussion with a look at retransmission revenues, which grew significantly in the first quarter of fiscal 2014. We renewed most of our agreements with cable and satellite television providers in fiscal 2013, and have long-term affiliation agreements in place with CBS and Fox. Retransmission revenues are becoming a predictable and growing revenue stream, helping offset the absence of political revenues in off-election cycles such as our fiscal 2014.

CONCLUSION

In conclusion, as we head into the important holiday season, we are encouraged by:

1)	An improving advertising environment;

2)
Continued strong performance in our digital activities across the company, which should benefit in particular from increased traffic and advertising revenues that typically occur during the holiday season;

3)	Continued strong growth in our brand licensing activities;

4)	Significant increases in net retransmission revenues, helping to partially offset the absence of political advertising, and;

5)	Improved Calendar 2013 performance from Meredith Xcelerated Marketing.

OUTLOOK

Turning to our outlook:

Looking at the second quarter of fiscal 2014, compared to the prior-year period:

•	National Media Group total advertising revenues are expected to be flat to down slightly.

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Local Media Group non-political advertising revenues are expected to be up in the mid- to high-single digit range. We will be cycling against $26 million, or $0.35 per share, in net political advertising revenues recorded in the prior-year second fiscal quarter.

•	We currently expect fiscal 2014 second quarter earnings per share to range from $0.65 to $0.70.

Looking at full year fiscal 2014, compared to the prior-year period:

•	A number of uncertainties remain that may affect our outlook, most notably limited visibility into our customers’ calendar 2014 advertising and marketing budgets.

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Additionally, as a reminder, on a full fiscal year basis, the Local Media Group will be cycling against a record $39 million, or $0.54 per share, in net political advertising revenues recorded in fiscal 2013, partially offset by increased retransmission fees.

•	We continue to expect full year fiscal 2014 earnings per share to range from $2.60 to $2.95.

And now we’d be happy to answer your questions.